UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 14, 2014

FRATERNITY COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-54271	27-3683448
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

764 Washington Boulevard, Baltimore, Maryland 21230

(Address of principal executive offices) (Zip Code)

(410) 539-1313

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 18, 2014, Fraternity Community Bancorp, Inc. (the “Company”) entered into an Agreement (the “Agreement”) with Stilwell Value Partners II, L.P., Stilwell Value Partners VII, L.P., Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P., Stilwell Value LLC and Joseph Stilwell (collectively, the “Stilwell Group”) and Corissa J. Briglia. The Stilwell Group owns approximately 8.1% of the outstanding shares of the Company’s common stock.

The Agreement provides that the Company and its wholly owned subsidiary, Fraternity Federal Savings and Loan Association (the “Bank”), will be expanded by one Board seat, and Ms. Briglia will be appointed as a director of the Company and the Bank, to the class of directors with terms expiring at the annual meeting of shareholders.

During the term of the Agreement, which is scheduled to continue through the date of the Company’s annual meeting of shareholders in 2016, the Stilwell Group and Ms. Briglia will not, among other things, solicit proxies in opposition to any recommendations or proposals of the Company’s Board of Directors, initiate or solicit shareholder proposals or seek to place any additional representatives on the Company’s Board of Directors other than Ms. Briglia (or any replacement director selected by the Stilwell Group in the event Ms. Briglia’s position as a director of the Company or the Bank is terminated during the term of the Agreement due to her resignation, death, permanent disability or otherwise), oppose any proposal or director nomination submitted by the Board of Directors to the Company’s shareholders, vote for any nominee to the Company’s Board of Directors other than those nominated or supported by the Board of Directors, seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank (although nothing in the Agreement will prevent Ms. Briglia, from expressing her views to other members of the Board at duly convened meetings of the Boards of Directors), propose or seek to effect a merger or sale of the Company or initiate litigation against the Company. The Stilwell Group also agreed not to acquire any additional shares of the outstanding Company common stock and, at any Company annual or special meeting of shareholders during the term of the Agreement, to vote all shares of Company common stock it beneficially owns: in favor of the nominees for election or reelection as a director of the Company selected by the Company’s Board of Directors; and, with respect to any other proposal submitted by any Company shareholder, in accordance with the recommendation of the Company’s Board of Directors.

Upon Ms. Briglia’s appointment and commencement of service as a director, the parties will also enter into a Non-Disclosure Agreement, in the form attached to the Agreement, providing that the Stilwell Group will maintain the confidentiality of any non-public information regarding the Company or the Bank in full compliance with federal securities laws. In the event the Agreement is terminated prior to the Company’s annual meeting of shareholders in 2016, Ms. Briglia will be required to resign from the Boards of Directors of the Company and the Bank.

The foregoing description is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition

On November 14, 2014, the Company announced its unaudited financial results for the three and nine months ended September, 2014. For more information, reference is made to the Company’s press release dated November 14, 2014, a copy of which is attached to this Report as Exhibit 99.1 and is furnished herewith.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On November 18, 2014, the Company and the Bank expanded their Boards of Directors by one member and appointed Ms. Briglia as a director of both entities. Ms. Briglia was appointed pursuant to the terms of the Agreement described in Item 1.01 herein. No determination has been made at this time as to any specific committees of the Company’s Board of Directors to which Ms. Briglia may be appointed. There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Ms. Briglia had or will have a direct or indirect material interest.

For more information, reference is made to the Company’s press release dated November 19, 2014, a copy of which is attached to this Report as Exhibit 99.2 and is incorporated herein by reference.

Item 8.01	Other Events

On November 19, 2014, the Company announced its intention to terminate the registration of the Company’s common stock and suspend its reporting obligations with the Securities and Exchange Commission. For additional information, reference is made to the Company’s press release, which is attached as Exhibit 99.2 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	The following exhibit is furnished herewith:

Exhibit 10.1	Agreement, dated November 18, 2014, by and among, Fraternity Community Bancorp, Inc., Stilwell Value Partners II, L.P., Stilwell Value Partners VII, L.P., Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P., Stilwell Value LLC, Joseph Stilwell and Corissa J. Briglia

Exhibit 99.1	Press Release dated November 14, 2014

Exhibit 99.2	Press Release dated November 19, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRATERNITY COMMUNITY BANCORP, INC.

Date: November 20, 2014	By:	/s/ Thomas K. Sterner
Thomas K. Sterner
Chairman of the Board and Chief Executive Officer